FIRST AMENDMENT TO SIXTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This First Amendment (“Amendment”) to the Sixth Amended and Restated Employment Agreement dated July 18, 2024 (the “Agreement”) between Gary D. Kain (the “Executive”) and AGNC Mortgage Management, LLC, a Delaware limited liability company (the “Company”), is entered into as of September 10, 2026 (“Effective Date”).
W I T N E S S E T H:
1.    WHEREAS, the Company and the Executive are parties to the Agreement and wish to enter into this Amendment to revise certain terms and conditions of the Agreement on and after the Effective Date;
2.    WHEREAS, it is in the interests of the Company that the Executive’s services continue to be available to the Company; and
3.    WHEREAS, it is a condition to the Executive’s continued employment by the Company that the Executive execute and deliver this Amendment, and in order to induce the Executive to continue the Executive’s employment, the Company has agreed to provide the Executive with the rights and benefits described more fully herein.
4.    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Paragraph 4(b) of the Agreement is amended and restated in its entirety to read as follows:
(a)Annual Cash Bonus. With respect to each calendar year during the Employment Period, the Executive shall be eligible to earn an annual cash bonus. The actual annual bonus may range from 0% up to 200% of a target value (the “Target Annual Bonus Amount”), based on the level of achievement of specified performance measures and goals set by the Compensation Committee (with, subject to the Compensation Committee Charter, input from the Executive) for such calendar year (the “Annual Performance Goals”). For performance in calendar year 2026, to be paid in the first quarter of 2027, the Target Annual Bonus Amount shall be $1,800,000. For performance in calendar year 2027 and each calendar year thereafter, the Target Annual Bonus Amount shall be no less than $1,300,000. The Compensation Committee (with, subject to the Compensation Committee Charter, input from the Executive), in its reasonable judgment, shall determine the weightings of each performance measure and a below threshold, threshold, target and maximum performance goal for each measure no later than ninety (90) days after the beginning of each calendar year. To the extent that specified performance measures and goals apply to other executives of the Company, the below threshold, threshold, target and maximum levels associated with such specified performance measures and goals will apply to the Executive in the same manner as they apply to such other executives. Performance at the threshold, target or maximum levels would be expected to result in a bonus payment of 50%, 100%, or 200% of the Target Annual Bonus Amount, respectively, for such measure. Performance below the threshold level will result in no bonus payment for such measure. The bonus payment for performance between the threshold and target level or between the target and maximum level will be determined by linear interpolation. Subject to the provisions of paragraph 6, the Executive must be employed on the date on which the annual cash bonus is paid in order to receive payment of any such annual cash bonus pursuant to this subparagraph 4(b). Any annual cash bonus earned pursuant to this subparagraph 4(b) shall be paid to the Executive by March 15 of the calendar year following the calendar year to which such annual cash bonus relates.
2.Paragraph 4(c) of the Agreement is amended and restated in its entirety to read as follows:
    (c)    Long-Term Incentive Awards. During the first quarter of calendar year 2027, and during the first quarter of each calendar year thereafter, the Target Annual LTIA amount shall be $1,500,000. 67% of the Target Annual LTIA (the “Performance-Based Award”) shall vest based upon the achievement of certain specified performance metrics (as determined by the Compensation Committee in its reasonable judgment) (the “Performance-Based Metrics”) measured over a three-year performance period with the amount of shares and the associated performance targets specified at or before the grant date of the award. If the Performance-Based Metrics are exceeded (as determined by the Compensation Committee in its reasonable judgment), the Executive may earn up to 200% of the target number of shares underlying the Performance-Based Award. The remaining 33% of the Target Annual LTIA that does not have Performance-Based Metrics shall vest over a three-year period, with 1/3 of such portion vesting following each of the first, second and third anniversaries of the grant date. Notwithstanding the foregoing, the Target Annual LTIA shall be subject to the terms and conditions of the Equity Plan and the applicable award agreement(s) to be entered into between AGNC and the Executive, which shall be consistent with the terms hereof. In the event that AGNC cannot grant the Target Annual LTIA to the Executive, AGNC shall instead provide a cash award to the Executive with an equivalent fair value and under equivalent vesting terms, which shall be subject to the terms and conditions of an applicable award agreement to be entered into between AGNC and the Executive (as approved by the Compensation Committee).
3.Effect on Agreement. Other than as specifically amended herein, the Agreement shall remain in full force and effect.
4.Complete Agreement. This Amendment together with the Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof.
5.Counterparts. This Amendment may be executed in one or more counterparts (including electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
6.Choice of Law. This Amendment shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Maryland. The Company and the Executive agree that the state and federal courts located in the State of Maryland shall have jurisdiction in any action, suit or proceeding based on or arising out of this Amendment and the Company and the Executive hereby: (a) submit to the personal jurisdiction of such courts, (b) consent to service of process in connection with any action, suit or proceeding and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

[SIGNATURES ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
AGNC MORTGAGE MANAGEMENT, LLC

By:	/s/ Peter Federico
Name:	Peter Federico
Title:	Chief Executive Officer, President and Chief Investment Officer

EXECUTIVE
/s/ Gary Kain
Gary Kain